BEFORE THE PUBLIC SERVICE COMMISSION
                      OF WEST VIRGINIA
                                                  EXHIBIT D-2A



In the matter of the Petition of      *
Monongahela Power Company and         *
The Potomac Edison Company            *
for consent and approval              *      Case No. ________________
to transfer its West Virginia         *
generation assets.                    *



                          PETITION



     NOW COME Monongahela Power Company ("Mon Power") and

The Potomac Edison Company ("PE"), dba Allegheny Power,

("Petitioners"), and hereby petition the Public Service

Commission of West Virginia ("Commission") for consent and

approval of the transfer of their West Virginia generation

assets to an affiliate, Allegheny Energy Supply Company,

LLC, at book value.  In support of this petition,

Petitioners respectfully state as follows:

1.   Monongahela Power Company is a public utility

     corporation organized and existing under the laws of the

     State of Ohio, providing retail electric service to

     customers in West Virginia, and has its principal place of business at 1310 Fairmont Avenue, Fairmont, West Virginia

     26555-1392.

2.   The Potomac Edison Company is a public utility

     corporation organized and existing under the laws of the

     Commonwealth of Virginia and the State of Maryland,

     providing retail electric service to customers in portions of West Virginia, and has its principal place of business at

     10435 Downsville Pike, Hagerstown, Maryland 21740-1766.

3.   Allegheny Energy Supply Company, LLC is a Delaware

     limited liability company.  It is an unregulated energy

     supply affiliate of Allegheny Power.  It currently owns

     about 4100 megawatts of generation, including generation

     previously owned by its affiliates, West Penn Power and AYP

     Energy.

4.   As deregulation of power supply proceeds, additional

     generation will be transferred to Allegheny Energy Supply.

     On or about July 1, 2000, PE intends to transfer the

     Maryland and Virginia jurisdiction's share of its

     generation.  On or about January 1, 2001, Mon Power intends to transfer the Ohio jurisdiction's share of its generation.

5.   Petitioners represent that the transfer of the West

     Virginia generation assets coincident with the transfer of the Maryland, Virginia and Ohio generation assets of

     Petitioners is consistent and comports with the plan for

     customer choice of electric power suppliers, open access to electricity transfer systems and deregulation of power

     supply adopted by the Commission in Case No. 98-0452-E-GI.<F1>

6.   PE represents that transfer of its West Virginia

     generation assets at the same time as the rest of its

     generation assets (Maryland and Virginia) will promote

     efficiency by avoiding duplicative and additional

     transaction costs.  With regard to Mon Power, the Ohio

     Legislature passed Amended Sub. S.B. 3 in July, 1999, which deregulated all generation in Ohio beginning January 1,

<F1> During negotiation of the Restructuring Plan, Petitioners agreed to grant certain rate reductions for large commercial and industrial customers. Petitioners view that commitment as related to transfer of their West Virginia generation assets to an affiliate at book value. Notwithstanding that the Restructuring Plan cannot be implemented until further action by the Legislature allowing implementation, Petitioners are prepared to honor their commitment to grant the rate reductions if transfer of the generation assets is approved as requested in this petition.

     2001, and permitted the transfer of generation to an

     affiliate without further Ohio Commission approval.

     Accordingly, Mon Power intends to make such transfer of its

     Ohio portion of the generation assets on or about January 1,

     2001.  Mon Power represents that transfer of its West

     Virginia generation assets at the same time as the Ohio

     generation assets will promote efficiency by avoiding

     duplicative and additional transaction costs.

7.   After the transfer, the West Virginia customer load

     will be met by an arrangement between Allegheny Energy

     Supply Company, LLC and Mon Power/PE to make available to

     West Virginia customers power supply sufficient to meet all load requirements at the existing rates (or any rates

     established hereafter as approved by the Commission in Case

     No. 99-0262-E-GI).  The transfer of assets will, in effect,

     be totally transparent to customers.  Allegheny Energy

     Supply Company, LLC would be free to satisfy the West

     Virginia regulated service load requirements either by

     dispatch of the transferred generation facilities or

     purchases in the market.  Allegheny Energy Supply Company,

     LLC will own and operate the generation facilities and will incur all operating costs and capital addition costs for the transferred generation assets.

8.   The transfers will not adversely impact tax revenues of

     state and local governments.  Allegheny Energy Supply

     Company, LLC will continue to pay the same amount of taxes to the Board of Public Works as Petitioners would have paid prior to said transfer.  Petitioners are working with the

     West Virginia Board of Public Works and secured its

     understanding that there should be no significant adverse tax impact. Petitioners are also working with the West

     Virginia Department of Taxation to insure no adverse tax

     impact.   Petitioners do not believe there will be any

     adverse tax consequences due to said transfer.

9.   Attached as Exhibit Nos. 1 and 2 are lists of the

     Petitioners' generation assets to be transferred to

     Allegheny Energy Supply Company, LLC.  The book value as of

     March 31, 2000 for each of the assets to be transferred is set out on the exhibit.  The values actually transferred

     will be those in existence at the time of the asset

     transfer.  Since all PE generation is proposed to be

     transferred at the same time on or after July 1, 2000,

     (except for very small PE hydro actually located in

     Virginia) and all Mon Power generation is proposed to be

     transferred at the same time on or after January 1, 2001,

     there are no allocation or cost responsibility issues among the state jurisdictions.

10.  Incidental items appurtenant to said generation assets

     will also be transferred to Allegheny Energy Supply Company,

     LLC, such as bonds, debts, receivables, liens, allowances,

     easements, licenses, and permits.  Additionally, it is

     proposed that deferred fuel accounting cease as of the time of transfer and no further adjustments to fuel (ENEC) rates will be made after said transfer.

11.  Mon Power and PE have partial ownership in an

     affiliated company, Allegheny Generating Company ("AGC"),

     that owns generating capacity in the Bath County pumped

     storage generating station.  Mon Power's and PE's stock in

     AGC will be transferred to Allegheny Energy Supply Company,

     LLC, along with a proportional amount of any obligations Mon

     Power and PE have to AGC.  Mon Power's and PE's investment in AGC is included in FERC account 123.1, Investments in

     Subsidiary Companies.  Also, there may be assignments of

     contractual obligations for the power supply business from

     Petitioners to Allegheny Energy Supply Company, LLC, not

     represented by assets or liabilities on Petitioners' books.

     These could include some  purchased power contracts (non-

     PURPA), non-affiliated sales contracts, other contracts,

     such as the Money Pool, and other items related to power

     supply.

12.  Petitioners agree to continue the arrangement for power supply as described in paragraph 7 until such time as the

     Legislature implements customer choice.

13.  The financial information of Monongahela Power Company

     and The Potomac Edison Company has been provided in the

     Annual Report of the Companies.

14.  Petitioners represent that the terms and conditions

     hereof are reasonable, that neither party thereto is given any advantage over the other, and that the transaction does not adversely affect the public or State.

15.  Petitioners further represent that no purpose will be

     served by the giving of formal notice or the conducting of a hearing concerning the approval sought herein and that Mon

     Power and PE and their customers would be convenienced by

     the waiving of formal notice and hearing in regard thereto.

16.  Petitioners request that the Commission maintain

     jurisdiction over this petition and not transfer it to the

     ALJ Division since this concerns restructuring of the

     electric utility industry and an expedited order is needed to help insure the proposed July 1, 2000 transaction.

     WHEREFORE, The Potomac Edison Company and Monongahela

Power Company hereby request consent and approval, to the

extent necessary, for it to transfer its West Virginia

portion of electric generation assets to its affiliate,

Allegheny Energy Supply Company, LLC at book value on or

after July 1, 2000, for PE, and on or after January 1, 2001,

for Mon Power.

     Dated this _____ day of May, 2000.



                              MONONGAHELA POWER COMPANY
                              THE POTOMAC EDISON COMPANY
                              dba Allegheny Power

                              BY:  ___________________________

                              Its:  Assistant Secretary

     By Counsel


     ___________________________
     Gary A. Jack, Esq.
     Robert R. Winter, Esq.
     Allegheny Power
     1310 Fairmont Avenue
     Fairmont, WV 26554
     (304) 367-3423

                        VERIFICATION


STATE OF WEST VIRGINIA,

COUNTY OF MARION,    TO WIT

      Thomas C. Sheppard, Jr., Assistant Secretary of

Monongahela Power Company and The Potomac Edison Company,

after being duly sworn, says that the facts and allegations

set forth in the foregoing Petition are true, except insofar as they are stated to be on information, he believes them to be true.




                                  ______________________________



      Taken, sworn to and subscribed before me this ______

day of __________________________, 2000.






                      __________________________________________
                      Notary Public in and for said County


      My commission expires __________________________.